Exhibit 99

Patterson Companies Board Elects John D. Buck As Director

St. Paul, MN—December 12, 2006—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that John D. Buck, chairman of health insurer Medica, has been elected to Patterson’s board of directors. He will serve on the board’s compensation and governance committees.

Buck’s election increases the Patterson board to eight directors.

As chairman of Medica, Buck leads a non-profit, 1.3 million member health insurance company that provides coverage in the employer, individual, Medicaid and Medicare markets in the Upper Midwest. Spun off from Allina Health System in 2001, Medica’s annual revenues exceed $2.5 billion. He also is chief executive officer of Whitefish Ventures, LLC, a venture capital firm. Buck, who previously held executive management positions with Fingerhut Companies, lnc., Alliant Techsystems, Inc., and Honeywell International, Inc., also serves on the board of directors of ValueVision Media, Inc.

James W. Wiltz, Patterson’s president and chief executive officer, commented: “We are extremely pleased to have John Buck join the Patterson board. His background in health care and business management adds significant expertise and depth to our board of directors. We are confident that he will make valuable contributions to Patterson’s growth and continued success.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415